Exhibit 99.2

SurModics Announces New Board Director

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--September 21, 2010--SurModics, Inc. (Nasdaq: SRDX), a leading provider of drug delivery and surface modification technologies to the healthcare industry, announced today the addition of a new member to its board of directors. Effective immediately, Scott R. Ward has joined the SurModics board bringing the number of board members to nine.

Mr. Ward has over 30 years of experience in medical technology, including 15 years as an operating business leader. He was most recently Senior Vice President of Medtronic and President of the company’s CardioVascular business. In this role, he was responsible for all worldwide operations of the Coronary, Peripheral, Endovascular, and Structural Heart Disease businesses. Previous roles at Medtronic have included President of the Vascular business, President of the Neurological and Diabetes businesses, and Vice President and General Manager of the Drug Delivery business. Mr. Ward is Chairman of the Board of Gillette Children’s Specialty Healthcare and also serves on the Board of Directors for MAP Pharmaceuticals, Inc.

“Scott brings extensive healthcare experience and a history of strong leadership to the Company’s board of directors,” commented Robert C. Buhrmaster, chairman of the board. “I am pleased to welcome Scott to our board and believe he will be a valuable addition to the SurModics team as we continue to pursue the exciting opportunities we have in front of us.”

About SurModics, Inc.

SurModics’ vision is to extend and improve the lives of patients through technology innovation. The Company partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved diagnosis and treatment for patients. Core offerings include: drug delivery technologies (coatings, microparticles, nanoparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. SurModics is headquartered in Eden Prairie, Minnesota and its SurModics Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the Company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including those identified under "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

CONTACT:
SurModics, Inc.
Phil Ankeny, interim CEO, Senior VP and CFO, 952-829-2700